Rule 424(b)(3)
                                           File Nos. 333-34333-01

Pricing Supplement No. 1043                   Dated: May 19, 1998
(To Prospectus dated September 26, 1997 and
Prospectus Supplement dated October 21, 1997)

                    XEROX CAPITAL (EUROPE) PLC
                   Medium-Term Notes, Series E
            Due Nine Months or More From Date of Issue
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                              GENERAL
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Principal Amount: $150,000,000
Issue Price: 100% of Principal Amount (see below under "If as
  Principal" if Agent(s) is(are) acting as Principal)
Agent's Discount or Commission: $30,000 (0.02% of Principal Amount) Net proceeds to Company: $149,970,000 (99.98% of Principal Amount) Original Issue Date (Settlement Date): May 22, 1998
Maturity Date: May 19, 2000
Agent(s): Goldman, Sachs & Co.
Agent's capacity: / / As Agent
                  /X/ As Principal (see below)
  If as Principal:
  /X/ The Note is being offered at varying prices related to prevailing market prices at the time of resale.
  / / The Note is being offered at a fixed initial public
      offering price of   % of Principal Amount.
Form: /X/ Book Entry      / / Certificated
Specified Currency: U.S. dollars
Authorized Denominations: $1,000
  Integral Multiples in excess thereof: $1,000
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                             INTEREST
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/X/ Floating Rate (see Base Rate specified below)

    Base Rate(s):
    / / Commercial Paper Rate / / CD Rate
    / / CMT Rate              / / Federal Funds Rate
    / / J.J. Kenny Rate       / / Prime Rate
    / / Treasury Rate         / / 11th District Cost of Funds Rate
    /X/ LIBOR:
          Designated LIBOR Page:  / / LIBOR-Reuters
                                  /X/ LIBOR-Telerate page 3750
          Index Currency (if other than U.S. dollars):
    / / Other (see Attachment)

Index Maturity: 3-month LIBOR
Initial Interest Rate: The Initial Interest Rate from the Original
  Issue Date to the Interest Reset Date occurring on May 19, 1998 shall be calculated in accordance with the provisions hereof; provided, that, solely for purposes of calculating such Initial Interest Rate, the Original Issue Date shall be deemed to be the first Interest Reset Date.
Interest Payment Date(s): May 19, August 19, November 19 and
  February 19 of each year, commencing August 19, 1998
Interest Reset Period: Quarterly
Interest Reset Date(s): Interest Payment Date(s)
Spread: minus 0.01%
Calculation Agent: Citibank, N.A.

Other provisions:
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    EARLY REDEMPTION AND/OR REPAYMENT; OPTIONAL EXTENSION
      OF MATURITY DATE AND RESETS; AND PAYMENT CURRENCY
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Early redemption at Company's option:
  /X/ No    / / Yes (see below)

Early repayment at Holder's option:
  /X/ No    / / Yes (see below)

Option to extend Maturity Date:
  /X/ No    / / Yes (see below)

Option to reset interest rate:
  /X/ No    / / Yes
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                            ATTACHMENT
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On October 31, 1997, Xerox Capital changed its name from Rank
Xerox Capital (Europe) plc to Xerox Capital (Europe) plc and became a wholly-owned subsidiary of Xerox Overseas Holdings PLC ("Xerox Overseas"). On April 28, 1998, Xerox Overseas re-registered as a private limited company under the name Xerox Overseas Holdings Limited pursuant to the laws of England and Wales. Xerox Capital and Xerox Overseas will remain wholly-owned indirect subsidiaries of Xerox Corporation.